MINRAD INC.


June 30, 2004


Kevin Kimberlin Partners LP
c/o Spencer Trask Specialty Group, LLC
535 Madison Avenue, 18th Floor
New York, New York  10022
Attention:  Kevin B. Kimberlin

RE: $1,000,000 PRINCIPAL AMOUNT LINE OF CREDIT FROM WACHOVIA BANK, N.A. TO MINRAD INC. (THE "LOAN")

Dear Kevin:

      I am writing to confirm that Kevin Kimberlin Partners LP ("KKP") hereby agrees to continue to guarantee, pursuant to that certain Amended and Restated Indemnity Agreement, by and between KKP and Minrad Inc. ("Minrad"), as amended, and any other documents executed in connection with such guarantee, the Loan (including any extension or renewal of the Loan on substantially similar terms), from the date hereof until September 30, 2004.

      I am also writing to confirm our agreement to provide KKP with 50,000 warrants ("Warrants") convertible into Minrad common stock at a purchase price of $.75 per share. The Warrants will have a five year term and be subject to mutually agreeable terms and conditions of a Warrant Agreement that is to be negotiated and executed by both KKP and Minrad if the Loan is not to be paid in full by September 30, 2004. A like number of Warrants will be issued to KKP on the first day of each month after September 30, 2004 that Minrad has an outstanding balance under the Loan. KKP acknowledges that the Warrants represent good and valuable consideration for the extension of this guarantee as the extension is necessary to induce other parties to enter into certain other agreements that benefit both Minrad and KKP, directly or indirectly.

      Please acknowledge the forgoing by signing below.

                                    Sincerely,

                                    /s/ William H. Burns, Jr.
                                    -------------------------
                                    William H. Burns, Jr.
                                    Chairman and Chief Executive Officer


ACKNOWLEDGED AND ACCEPTED:

KEVIN KIMBERLIN PARTNERS, LP

By:  KKP Management LLC, its general partner

      By:   /s/ Kevin B. Kimberlin
            ------------------------------------
            Kevin B. Kimberlin
            Managing Member


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